PRESS RELEASE

Venture Global and Edison Announce Calcasieu Pass Arbitration Settlement

Arlington, VA (USA) - Milan (Italy), March 26, 2026 - Today, Venture Global and Edison jointly announced the signature of a commercial agreement for the settlement of the pending arbitration between the two companies concerning the Calcasieu Pass project.

Completion of the settlement is expected by the end of Q2 2026, at which point the arbitration will be terminated. The agreement fully resolves the arbitration in its entirety. As part of the settlement, Edison and Venture Global have also agreed to the delivery to Europe of additional cargoes beyond those envisaged under the long-term contract, to support gas supplies primarily to the Italian market. The first delivery is scheduled for May 2026, in Italy, at the Adriatic LNG Terminal.

The agreement represents a significant step in strengthening commercial cooperation between the parties and it establishes a foundation for further future deliveries in the context of the disruption caused by ongoing geopolitical events.

Both parties welcome this agreement, as it further consolidates long‑term deliveries and enhances the commercial partnership between Venture Global and Edison which is an important foundational customer of the Calcasieu Pass project. The parties look forward to continuing to work together to pursue Venture Global’s mission of stabilizing global LNG/gas markets and to further consolidate Edison’s role in guaranteeing the stability and security of Italy’s energy supply.

COMUNICATO STAMPA

Venture Global e Edison annunciano un accordo transattivo per la procedura arbitrale del progetto Calcasieu Pass

Arlington, VA (USA) – Milano (Italia), 26 marzo 2026 – Oggi Venture Global e Edison hanno annunciato congiuntamente la firma di un accordo commerciale per la definizione della procedura arbitrale in corso tra le due società in merito al progetto Calcasieu Pass.
Il completamento della transazione è previsto entro la fine del secondo trimestre 2026, momento in cui l’arbitrato verrà chiuso. L’accordo risolve integralmente la controversia arbitrale. Come parte della transazione, Edison e Venture Global hanno inoltre concordato la consegna verso l’Europa di ulteriori carichi rispetto a quelli previsti dal contratto di lungo termine, al fine di supportare le forniture di gas principalmente al mercato italiano. La prima consegna è prevista per maggio 2026, in Italia, presso il Terminale Adriatic LNG.
L’accordo rappresenta un passo significativo nel rafforzare la cooperazione commerciale tra le parti e pone le basi per ulteriori forniture future, nel contesto delle difficoltà generate dagli attuali eventi geopolitici.
Entrambe le parti accolgono con favore questo accordo, che consolida ulteriormente le forniture di lungo periodo e rafforza la partnership commerciale tra Venture Global e Edison, che è un importante cliente di riferimento per il progetto Calcasieu Pass. Le parti auspicano di continuare a collaborare per perseguire la missione di Venture Global di stabilizzare i mercati globali di GNL/gas e per consolidare ulteriormente il ruolo di Edison nel garantire la stabilità e la sicurezza dell’approvvigionamento energetico dell’Italia.

***

Venture Global Media contact: press@ventureglobalLNG.com
Venture Global Investor contact: IR@ventureglobalLNG.com

Edison Media contact: http://www.edison.it/it/contatti-2 ; http://www.edison.it/it/media
Edison Investor contact: investor.relations@edison.it